EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in Form SB-2 Registration Statement (File No. 333-_______) Under The Securities Act of 1933 of Millennia Tea Masters, Inc. (a Texas corporation) of our audit report dated January 11, 2001 on the financial statements of Millennia Tea Masters, Inc. as of December 31, 2000 and 1999 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for each of the two years then ended, accompanying the financial statements contained in such Form SB-2 Registration Statement Under The Securities Act of 1933, and to the use of our name and the statements with respect to us as appearing under the heading "Experts".



                                                      /s/ S. W. HATFIELD, CPA

                                                      S. W. HATFIELD, CPA

Dallas, Texas
August 22, 2001